Exhibit 99.1

The Center for Cell and Gene Therapy at Baylor College of Medicine to

Present at the Transplantation & Cellular Therapy Meetings of ASBMT and CIBMTR 2019

Houston, TX – January 15, 2019  – Marker Therapeutics, Inc. (Nasdaq:MRKR), a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications, today reported that data from four abstracts—including three oral presentations—were accepted for presentation at the Transplantation & Cellular Therapy (TCT) Meetings of the American Society for Blood and Marrow Transplantation and the Center for International Blood and Marrow Transplant Research (ASBMT and CIBMTR). The studies summarize data achieved using multi-tumor antigen specific T cells that were developed at Baylor College of Medicine in the laboratories of Dr. Swati Naik, Dr. Ann Leen, and Dr. Premal Lulla, and exclusively licensed to Marker.

The TCT meetings of ASBMT and CIBMTR 2019 will take place in Houston, TX from February 20-24.

Oral Presentation Details

Presentation Title: “Targeting Lymphomas Using Non-Engineered, Multi-Antigen-Specific T Cells” (Abstract #24)

Session Title: Session C - Lymphoma and Myeloma

Session Date/Time: Wednesday, February 20, 2019, 5:00 p.m. CST

Presentation Title: “Administering Leukemia-Directed Donor Lymphocytes to Patients with AML or MDS to Prevent or Treat Post-Allogeneic HSCT Relapse” (Abstract #11)

Session Title: Session A - Acute and Chronic Leukemia

Session Date/Time: Wednesday, February 20, 2019, 5:45 p.m. CST

Presentation Title: “Adoptive T-Cell Therapy for Acute Lymphoblastic Leukemia Targeting Multiple Tumor-Associated Antigens” (Abstract #78)

Session Title: Session K - Immune and Gene Therapy

Session Date/Time: Saturday, February 23, 2019, 5:00 p.m. CST

Poster Presentation Details

Presentation Title: “Safety and Efficacy of Multiantigen-Targeted T Cells for Multiple Myeloma” (Abstract #621)

Presentation Date/Time: Saturday, February 23, 6:45 p.m. CST

About Marker Therapeutics, Inc.

Marker Therapeutics, Inc. is a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications. Marker’s cell therapy technology is based on the selective expansion of non-engineered, tumor-specific T cells that recognize tumor associated antigens (i.e. tumor targets) and kill tumor cells expressing those targets. Once infused into patients, this population of T cells attacks multiple tumor targets and acts to activate the patient’s immune system to produce broad spectrum anti-tumor activity. Because Marker does not genetically engineer its T cells, when compared to current engineered CAR-T and TCR-based approaches, its products (i) are significantly less expensive and easier to manufacture, (ii) appear to be markedly less toxic, and (iii) are associated with meaningful clinical benefit. As a result, Marker believes its portfolio of T cell therapies has a compelling therapeutic product profile, as compared to current gene-modified CAR-T and TCR-based therapies.

Marker is also advancing a number of innovative peptide- and gene-based immuno-therapeutics for the treatment of metastatic solid tumors, including the Folate Receptor Alpha program (TPIV200) for breast and ovarian cancers and the HER2/neu program (TPIV100/110) for breast cancer, currently in Phase II clinical trials. In parallel, we are developing a proprietary DNA expression technology named PolyStart™ that can enhance the ability of the immune system to recognize and destroy diseased cells.

For additional information, please call toll free at (904) 862-6490 or visit: markertherapeutics.com

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Forward-Looking Statement Disclaimer
This release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research and development activities relating to our multi-tumor antigen specific T cell therapies; our TPIV200 and TPIV100/110 programs and our PolyStart™ program; the effectiveness of these programs or the possible range of application and potential curative effects and safety in the treatment of diseases; and, the timing and success of our clinical trials, as well as multi-tumor antigen specific T cell clinical trials conducted by Baylor College of Medicine. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts
Marker Therapeutics, Inc.
Aaron Santos

(904) 862-6490

investor.relations@markertherapeutics.com

Solebury Trout

Brad Miles

(646) 513-3125

bmiles@soleburytrout.com

- or -

Amy Bonanno
(914) 450-0349
abonanno@soleburytrout.com

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